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EXHIBIT 10.
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This exhibit is a fair and accurate English translation of a foreign language document.

                                        /s/ AVI RUIMI
                                        ----------------------------------------
                                        Avi Ruimi


                                                                Date: 24.01.2000
Bank

Dear Sir/Madam,

      Re: Pledge of Shares owned by Condo Overseas Inc, (hereinafter - "Condo") in Macpell Industries Ltd. (hereinafter - "the Company") to the benefit of Bank.

1. We, the undersigned, shareholders in the Company, confirm and agree that Condo shall charge in your favor at any time, its shares in the Company (hereinafter - "the shares") and all the rights against us and/or against our transferee under the Agreement between the shareholders in Macpell dated 28.12.99 (hereinafter - "the Internal Agreement"). We agree to the aforesaid charge, subject to the fact that in any case of the realization by you of the pledge of the shares, our right of preference shall be reserved with respect to the acquisition of the shares as set out in the Internal Agreement, except for the modification specified in clause 2 below.

2. Notwithstanding the provisions in clause 2.1 of the Internal Agreement, in any case of the realization of the pledge of the shares by you, (including through a receiver and/or any other person on your behalf and/or on behalf of the competent court), you shall be entitled to realize and sell the charged shares also during the preliminary three years from the date of execution of the Internal Agreement, without any limitation.
      Moreover, notwithstanding the provisions in clause 3.3 of the Internal Agreement, in any case of realization as aforesaid, the provisions specified in the Internal Agreement with respect to Tag Along shall not be applicable.


               /s/                             /s/
            ----------------------           ----------------------
              Arwol Holdings Ltd.              Riza Holdings Ltd.

      I, the undersigned, Shay Wolowelsky, advocate of Arwol Holdings Ltd. (hereinafter - "Arwol"), hereby certify that Mr. Pinchas Wolowelsky, advocate, has duly signed the said approval and consent in the name of Arwol, and that the consents contained therein are binding upon Arwol.

      I, the undersigned, Shay Wolowelsky, advocate of Riza Holdings Ltd. (hereinafter - "Riza"), hereby certify that Mr. Pinchas Wolowelsky, advocate, has duly signed the said approval and consent in the name of Riza, and that the consents contained therein are binding upon Riza.

                                                (-)  Shay Wolowelsky
                                                       Advocate
                                                Licence. No. 1637
                                                76, Shderot Rothchild, Tel-Aviv